ISSUER FREE WRITING PROSPECTUS NO. 1534BG
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated May 22, 2012
Deutsche Bank AG Contingent Absolute Return Autocallable Optimization Securities

$• Deutsche Bank AG Securities Linked to the Market Vectors Oil Services ETF due on or about June 5, 2013
$• Deutsche Bank AG Securities Linked to the Market Vectors Gold Miners ETF due on or about June 5, 2013
$• Deutsche Bank AG Securities Linked to the iShares® MSCI Emerging Markets Index Fund due on or about June 5, 2013
Investment Description
Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of a specific index fund described herein (each, an “Underlying Fund”). The Securities are designed for investors who want to express a neutral or bullish view on the Underlying Fund or who believe the Underlying Fund will not close below the Trigger Price on the Final Valuation Date. If the Closing Price of the Underlying Fund is greater than or equal to the Initial Fund Price on any Observation Date (including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on a Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Fund Price is not less than the Trigger Price, at maturity Deutsche Bank AG will pay you your initial investment plus a return at maturity equal to the absolute value of the negative Underlying Fund Return from the Trade Date to the Final Valuation Date (the “Contingent Absolute Return”). However, if the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% for every 1.00% decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive interest payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The Contingent Absolute Return feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features	Key Dates1
❑   Call Return — If the Closing Price of the Underlying Fund is greater than or equal to the Initial Fund Price on any Observation Date (including the Final Valuation Date), we will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on the applicable Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors may have full downside market exposure to the Underlying Fund at maturity.
❑   Downside Exposure with Potential Contingent Absolute Return Feature at Maturity — If the Securities are not previously called, you hold the Securities to maturity and the Final Fund Price is not less than the Trigger Price, we will pay you your initial investment plus the Contingent Absolute Return, equal to the absolute value of the negative Underlying Fund Return, at maturity. If the Final Fund Price is less than the Trigger Price, however, the Contingent Absolute Return feature will not apply and Deutsche Bank AG will repay less than the Face Amount per Security, resulting in a loss that is proportionate to the decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The Contingent Absolute Return feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment provided at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.
	Trade Date Settlement Date Observation Dates2 Final Valuation Date2 Maturity Date2,3	May 29, 2012 May 31, 2012 Quarterly May 30, 2013 June 5, 2013
1Expected. 2See page 3 for additional details 3371 days from the Settlement Date.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings
We are offering three separate Contingent Absolute Return Autocallable Optimization Securities (each, a “Security”). Each Security is linked to the performance of a different index fund, and each may have a different Call Return Rate, Initial Fund Price and Trigger Price. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof. The Call Return Rate, Initial Fund Price and Trigger Price for each Security will be determined on the Trade Date.

Underlying Fund	Call Return Rate	Initial Fund Price	Trigger Price	CUSIP/ ISIN
Market Vectors Oil Services ETF (Ticker: OIH)	11.00% -14.50% per annum		75.00% of the Initial Fund Price	25154X 85 0 / US25154X8508
Market Vectors Gold Miners ETF (Ticker: GDX)	10.00% -13.00% per annum		70.00% of the Initial Fund Price	25154X 83 5 / US25154X8359
iShares® MSCI Emerging Markets Index Fund (Ticker: EEM)	12.00% -16.00% per annum		75.00% of the Initial Fund Price	25154X 84 3/ US25154X8433

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in underlying supplement No. 1 dated September 29, 2009, product supplement BG dated March 18, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 29, 2009 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the underlying supplement, the accompanying prospectus, the prospectus supplement and product supplement BG. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Market Vectors Oil Services ETF		$$10.00		$$0.15		$$9.85
Securities linked to the Market Vectors Gold Miners ETF		$$10.00		$$0.15		$$9.85
Securities linked to the iShares® MSCI Emerging Markets Index Fund		$$10.00		$$0.15		$$9.85
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities
You should read this free writing prospectus, together with underlying supplement No. 1 dated September 29, 2009, product supplement BG dated March 18, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf
♦	Product supplement BG dated March 18, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511070907/d424b21.pdf
♦	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf
♦	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase Securities.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Contingent Absolute Return Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities

All references to “Observation Date,” “Initial Fund Price,” “Final Fund Price,” “Closing Price” and “Trigger Price” in this free writing prospectus shall be deemed to refer to “Call Date,” “Initial Fund Level,” “Final Fund Level,” “Closing Level” and “Knock-In Level,” respectively, as defined in the accompanying product supplement.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” on page 6 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have the same downside market risk as the Underlying Fund.

♦     You believe the Closing Price of the Underlying Fund will be greater than or equal to the Initial Fund Price on any Observation Date, including the Final Valuation Date, or will not be below the Trigger Price on the Final Valuation Date.

♦     You understand and accept that you will not participate in any appreciation in the price of the Underlying Fund and you are willing to make an investment the return of which is limited to the applicable Call Return if called, or, if the Securities have not been called, to the Contingent Absolute Return as limited by the Trigger Price.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Fund.

♦     You would be willing to invest in the Securities if the applicable Call Return Rate was set equal to the bottom of the range, as set forth on the cover of this free writing prospectus (the actual Call Return Rate per annum for each Security will be determined on the Trade Date).

♦     You do not seek current income from this investment and are willing to forgo any dividends paid on the stocks comprising the Underlying Fund.

♦     You are willing and able to hold Securities that will be called on the earliest Observation Date on which the Closing Price of the Underlying Fund is greater than or equal to the Initial Fund Price, and you are otherwise willing and able to hold the Securities to maturity for a term of approximately 1 year, and are not seeking an investment for which there will be an active secondary market.

♦     You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you including any repayment of your initial investment at maturity or upon an earlier automatic call.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment in which you could have the same downside market risk as the Underlying Fund.

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You believe the Securities will not be called and the Final Fund Price will be less than the Trigger Price.

♦     You seek an investment that participates in the full appreciation in the price of the Underlying Fund or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Fund.

♦     You would be unwilling to invest in the Securities if the applicable Call Return Rate was set equal to the bottom of the range, as set forth on the cover of this free writing prospectus (the actual Call Return Rate per annum for each Security will be determined on the Trade Date).

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦     You seek current income from this investment or you prefer to receive dividends paid on the stocks comprising the Underlying Fund.

♦     You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying Fund is greater than or equal to the Initial Fund Price, or you are otherwise unable or unwilling to hold the Securities to maturity for a term of approximately 1 year, and seek an investment for which there will be an active secondary market.

♦     You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any repayment of initial investment at maturity or upon an earlier automatic call.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount per Security	$10.00 per Security
Term	Approximately 1 year, subject to an earlier automatic call
Trade Date1	May 29, 2012
Settlement Date1	May 31, 2012
Final Valuation Date1, 2	May 30, 2013
Maturity Date1, 2, 3	June 5, 2013
Underlying Funds	Market Vectors Oil Services ETF (Ticker: OIH) Market Vectors Gold Miners ETF (Ticker: GDX) iShares® MSCI Emerging Markets Index Fund (Ticker: EEM)
Call Feature
The Securities will be automatically called if the Closing Price of the relevant Underlying Fund on any Observation Date is greater than or equal to the Initial Fund Price. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.

Observation Dates1, 2	Quarterly, on August 29, 2012, November 28, 2012, March 1, 2013 and May 30, 2013 (the “Final Valuation Date”)
Call Settlement Dates3	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date.
Call Return and Call Return Rate
The Call Return increases the longer the Securities are outstanding and is based upon the applicable Call Return Rate as listed below and on the cover of this free writing prospectus (the actual Call Return Rate for each Security will be set on the Trade Date).

Call Price
The Call Price equals the Face Amount per Security plus the product of the Face Amount per Security and the applicable Call Return. The tables below reflect the Call Return ranges and corresponding Call Price ranges for each Underlying Fund (the actual amounts for each will be determined on the Trade Date).

Securities linked to the Market Vectors Oil Services ETF
Observation Dates	Call Settlement Dates	Call Return*	Call Price* (per $10.00 Security)
August 29, 2012	August 31, 2012	2.750% to 3.625%	$10.2750 to $10.3625
November 28, 2012	November 30, 2012	5.500% to 7.250%	$10.5500 to $10.7250
March 1, 2013	March 5, 2013	8.250% to 10.875%	$10.8250 to $11.0875
May 30, 2013	June 5, 2013	11.000% to 14.500%	$11.1000 to $11.4500

Securities linked to the Market Vectors Gold Miners ETF
Observation Dates	Call Settlement Dates	Call Return*	Call Price* (per $10.00 Security)
August 29, 2012	August 31, 2012	2.500% to 3.250%	$10.2500 to $10.3250
November 28, 2012	November 30, 2012	5.000% to 6.500%	$10.5000 to $10.6500
March 1, 2013	March 5, 2013	7.500% to 9.750%	$10.7500 to $10.9750
May 30, 2013	June 5, 2013	10.000% to 13.000%	$11.0000 to $11.3000

Securities linked to the iShares® MSCI Emerging Markets Index Fund
Observation Dates	Call Settlement Dates	Call Return*	Call Price* (per $10.00 Security)
August 29, 2012	August 31, 2012	3.000% to 4.000%	$10.3000 to $10.4000
November 28, 2012	November 30, 2012	6.000% to 8.000%	$10.6000 to $10.8000
March 1, 2013	March 5, 2013	9.000% to 12.000%	$10.9000 to $11.2000
May 30, 2013	June 5, 2013	12.000% to 16.000%	$11.2000 to $11.6000

* The actual Call Returns and Call Prices for each Security will be determined on the Trade Date.
Payment at Maturity (per $10.00 Security)4
If the Securities are not automatically called and the Final Fund Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity per Security equal to:

$10.00 + ($10.00 x Contingent Absolute Return)

If the Securities are not automatically called and the Final Fund Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than the Face Amount of $10.00 per Security, equal to:

$10.00 + ($10.00 x Underlying Fund Return)

Under these circumstances, the Contingent Absolute Return feature does not apply and you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Fund Return.

Underlying Fund Return	Final Fund Price – Initial Fund Price Initial Fund Price
Contingent Absolute Return	The absolute value of the Underlying Fund Return. For example, if the Underlying Fund Return is -5.00%, the Contingent Absolute Return will equal 5.00%.
Trigger Price
For the Securities linked to the Market Vectors Oil Services ETF, 75.00% of the Initial Fund Price.

For the Securities linked to the Market Vectors Gold Miners ETF, 70.00% of the Initial Fund Price.

For the Securities linked to the iShares® MSCI Emerging Markets Index Fund, 75.00% of the Initial Fund Price.

Closing Price	On any trading day, the last reported sale price of the relevant Underlying Fund on the relevant exchange multiplied by the relevant Share Adjustment Factor, as determined by the calculation agent.
Initial Fund Price	The Closing Price of one share of the relevant Underlying Fund on the Trade Date.
Final Fund Price	The Closing Price of one share of the relevant Underlying Fund on the Final Valuation Date.
Share Adjustment Factor
Initially 1.0 for each Underlying Fund, subject to adjustment for certain actions affecting each Underlying Fund. See “Description of Securities — Anti-dilution Adjustments” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL OR ANY REPAYMENT OF YOUR INITIAL INVESTMENT PROVIDED AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the Underlying Fund (Initial Fund Price) is observed, the Trigger Price is determined and the Call Return Rate is set.

Quarterly (including at maturity):
The Securities will be called if the Closing Price of the Underlying Fund on any Observation Date is equal to or greater than the Initial Fund Price. If the Securities are called, Deutsche Bank AG will pay the Call Price for the applicable Observation Date equal to the principal amount plus an amount based on the Call Return Rate.

Maturity Date:
The Final Fund Price and Underlying Fund Return will be determined on the Final Valuation Date.

If the Securities have not been called and the Final Fund Price is equal to or greater than the Trigger Price, Deutsche Bank AG will repay an amount equal to a return of:

$10.00 + ($10.00 x Contingent Absolute Return)

If the Securities have not been called and the Final Fund Price is less than the Trigger Price, Deutsche Bank AG will repay an amount less than the principal amount, equal to a return of:

$10.00 + ($10.00 x Underlying Fund Return)

Under these circumstances, the Contingent Absolute Return feature does not apply and you will lose a significant portion, or could lose all, of your initial investment in an amount proportionate to the negative Underlying Fund Return.

1
In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date, Maturity Date and Observation Dates may be changed so that the stated term of the Securities remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
3
Notwithstanding what is provided under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed, and in the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date will be the second business day after the Observation Date as postponed.

4
The Contingent Absolute Return feature described herein supersedes the Payment at Maturity description in the accompanying product supplement BG for when the Securities have not been called and the Final Fund Price is not less than the Trigger Price.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Fund or in any of the components held by the Underlying Fund. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay the full Face Amount per Security at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Fund Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Fund Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you the Face Amount plus a return at maturity equal to the absolute value of the negative Underlying Fund Return. However, if the Securities are not automatically called on any Observation Date and the Final Fund Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and you will be fully exposed to any negative Underlying Fund Return, resulting in a loss of your initial investment that is proportionate to the decline in the Final Fund Price as compared to the Initial Fund Price. Accordingly, you could lose your entire initial investment.

♦
Limited Return Potential — If the Securities are called, the return of the Securities will be limited to the applicable Call Return which is based on the relevant Call Return Rate as determined on the Trade Date, regardless of the performance of the Underlying Fund. Because the Call Return increases the longer the Securities are outstanding and the Securities could be called as early as the first quarterly Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. As a result, an investment directly in the Underlying Fund or the stocks composing the Underlying Fund could provide a better return than an investment in the Securities. Because Deutsche Bank AG will pay you a return equal to the Contingent Absolute Return at maturity only when the Securities are not called and only if the Final Fund Price is greater than or equal to the Trigger Price, your return on the Securities in this scenario is limited by the Trigger Price. Furthermore, because the closing price of the Underlying Fund at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Fund.

♦
The Contingent Absolute Return Feature and Any Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative your initial investment even if the Closing Price of the Underlying Fund is above the Trigger Price.

♦
Higher Call Return Rates Are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Underlying Fund reflects a higher expectation as of the Trade Date that the Closing Price of the Underlying Fund could decrease below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is set on the Trade Date, the Underlying Fund’s volatility can change significantly over the term of the Securities. The Closing Price of the Underlying Fund could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are called early, the holding period over which you would receive the applicable Call Return which is based on the relevant Call Return Rate as determined on the Trade Date could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any interest or coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call or any repayment of your initial investment provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Underlying Fund or holders of shares of the Underlying Fund would have.

♦
Investing in the Securities is Not the Same as Investing in the Underlying Fund — The return on your Securities may not reflect the return you would realize if you directly invested in the Underlying Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the component securities held by the Underlying Fund or holders of shares of the Underlying Fund would have. Further, you will not participate in any potential appreciation of the Underlying Fund, which could be significant.

♦
The Market Vectors Oil Services ETF Has a Limited Trading History — The Market Vectors Oil Services ETF commenced trading on the NYSE Arca on December 21, 2011 and therefore has limited historical performance. Past performance should not be considered indicative of future performance.

♦
If the Price of the Underlying Fund Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the Underlying Fund. Changes in the market price of the shares of the Underlying Fund may not result in a comparable change in the value of your Securities.

♦
Fluctuation of NAV — The market prices of the Underlying Fund may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the Underlying Fund may fluctuate with changes in the market value of the Underlying Fund’s securities holdings. Therefore, the market price of the Underlying Fund may differ from its NAV per share and the Underlying Fund may trade at, above or below its NAV per share.

♦
The Anti-Dilution Protection is Limited — The calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying Fund. See “Description of Securities — Anti-dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

♦
Risks Associated With Investments in Securities With Concentration in the Oil Services Industry — The stocks comprising the Market Vectors US Listed Oil Services 25 Index and that are generally tracked by the Market Vectors Oil Services ETF are stocks of companies concentrated in the oil service industry. An investment in the securities linked to the performance of the Market Vectors Oil Services ETF lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. Accordingly, a decline in value of stock prices of companies in the oil service industry, and in particular the stocks comprising the Market Vectors US Listed Oil Services 25 Index, would adversely affect the performance of the Market Vectors Oil Services ETF and, consequently, the value of the securities. The Market Vectors Oil Services ETF measures the performance of shares of oil service companies and not the price per barrel of oil specifically.

The stock prices of oil service companies are subject to wide fluctuations in response to a variety of factors, including the ability of the Organization of Petroleum Exporting Companies ("OPEC") to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Price volatility of the stocks comprising the Underlying Fund may adversely affect the price of the Underlying Fund and consequently the value of the securities.

♦
Risks Associated With Investments in Securities With Concentration in the Gold and Silver Mining Industry — The stocks comprising the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver. The shares of the Market Vectors Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Market Vectors Gold Miners ETF primarily invests in stocks and American Depositary Receipts (“ADRs”) of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the Market Vectors Gold Miners ETF are subject to certain risks associated with such companies. The Market Vectors Gold Miners ETF measures the performance of shares of gold and silver mining companies and not the spot price of gold or silver specifically.

Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Silver mining companies are highly dependant on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Peru, Mexico and China.

♦
The Securities May be Subject to Non-U.S. Securities Markets Risk — The Market Vectors Oil Services ETF, Market Vectors Gold Miners ETF and especially the iShares® MSCI Emerging Markets Index Fund hold component stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of stocks issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Stock prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦
Emerging Markets Countries Often Suffer From Political and Economic Instability — The value of the Securities linked to the performance of the iShares® MSCI Emerging Markets Index Fund is subject to the political and economic risks of emerging market countries. The component stocks held by the iShares® MSCI Emerging Markets Index Fund include stocks of companies that are located in emerging market countries and stocks that trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value of those Securities.

♦
Currency Exchange Risk — Because the iShares® MSCI Emerging Markets Index Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact the iShares® MSCI Emerging Markets Index Fund’s returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies of the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the iShares® MSCI Emerging Markets Index Fund, and have an adverse impact on the value of those Securities.

♦
The Underlying Fund and its Tracked Index Are Different — The performance of the Underlying Fund may not exactly replicate the performance of its respective tracked index because the fund will reflect transaction costs and fees that are not included in the calculation of the tracked index. It is also possible that the fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its respective tracked index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. Finally, because the shares of the Underlying Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Underlying Fund may differ from the net asset value per share of the Underlying Fund. For all of the foregoing reasons, the performance of the Underlying Fund may not correlate with the performance of its respective tracked index.

♦
There is no Affiliation Between the Underlying Fund and Us, and We have not Participated in the Preparation of, or Independently Verified, Any Disclosure by the Underlying Fund — We are not affiliated with the Underlying Fund or the issuers of the component securities held by the Underlying Fund or underlying the tracked index replicated by the Underlying Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Underlying Fund or underlying the tracked index. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified any information about the component securities held by the Underlying Fund or the component securities underlying the tracked index or any of the issuers of the component securities held by the Underlying Fund or underlying the tracked index. You, as an investor in the Securities, should make your own investigation into the component securities held by the Underlying Fund or underlying the tracked index and the issuers of the component securities held by the Underlying Fund or underlying the tracked index. Neither the Underlying Fund nor any of the issuers of the component securities held by the Underlying Fund or underlying the tracked index are involved in this offering of your Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Underlying Fund nor any of the issuers of the component securities held by the Underlying Fund or underlying the tracked index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Underlying Fund, its Tracked Index or the Component Securities Held by the Underlying Fund is no Guide to Future Performance — The actual performance of the relevant Underlying Fund, its tracked index or of the component securities held by the Underlying Fund over the term of the Securities, may bear little relation to the historical prices of the Underlying Fund or of the component securities held by the Underlying Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying Fund, its tracked index or of the component securities held by the Underlying Fund.

♦
The Securities Have Certain Built-In Costs — While the Payment at Maturity or Call Price due upon an automatic call described in this free writing prospectus is based on the full Face Amount, the original Issue Price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May be Little or No Secondary Market For the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the price of the Underlying Fund will affect the value of the Securities more than any other single factor, the value of the Securities will also be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying Fund;

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rate of the stocks held by the Underlying Fund;

♦	the occurrence of certain events affecting the Underlying Fund that may or may not require an anti-dilution adjustment;

♦	interest rates and yields in the market generally;

♦
global oil and gas demand, which is influenced by such factors as economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions;

♦
global gold and silver supply and demand, which is influenced by such factors as forward selling by gold and silver producers, purchases made by gold and silver producers to unwind gold and silver hedge positions, central bank purchases and sales of gold, and production and cost levels in major gold-producing countries and in major silver-producing countries;

♦	the exchange rates between the U.S. dollar and foreign currencies in which the stocks comprising the iShares® MSCI Emerging Markets Index Fund are denominated;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS or its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Fund and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS or its affiliates, may also engage in trading in instruments linked to the Underlying Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investing strategies related to the Securities.

♦
We and our Affiliates, or UBS AG and its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Fund Price and the Value of Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the applicable Underlying Fund to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Underlying Fund, the Underlying Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the component securities held by the Underlying Fund or the Underlying Fund, may adversely affect the market price of the component securities held by the Underlying Fund, the shares of the Underlying Fund and therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the component securities held by the Underlying Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Fund Price of the Underlying Fund and Payment at Maturity or Call Price due upon an automatic call based on the Closing Price of the Underlying Fund in the market. The calculation agent can postpone the determination of the Closing Price of the Underlying Fund if a market disruption event occurs on any of the Observation Dates.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for the Underlying Fund. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Fund relative to its Initial Fund Price. We cannot predict the Final Fund Price or the Closing Price of the Underlying Fund on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlying Fund. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 1 year, subject to an automatic call
Hypothetical Initial Fund Price*:	$50.00
Hypothetical Trigger Price*:	$37.50 (75.00% of the Hypothetical Initial Fund Price)
Hypothetical Call Return and Call Prices:

Observation Dates	Call Settlement Dates	Call Return*	Call Price*
August 29, 2012	August 31, 2012	2.5000%	$10.25
November 28, 2012	November 30, 2012	5.0000%	$10.50
March 1, 2013	March 5, 2013	7.5000%	$10.75
May 30, 2013 (Final Valuation Date)	June 5, 2013 (Maturity Date)	10.0000%	$11.00

*
Based on a hypothetical Call Return Rate of 10.00% per annum. The actual Initial Fund Price, Trigger Price, Call Return Rate, Call Return and Call Price with respect to each Security will be set on the Trade Date.

Example 1 — The Closing Price of the Underlying Fund on the first Observation Date is $60.00, which is greater than the Initial Fund Price of $50.00 — the Securities are called.

Because the Closing Price of the Underlying Fund on the first Observation Date is greater than or equal to the Initial Fund Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.25 per Security, representing a 2.50% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Fund Price of $70.00 is greater than the Initial Fund Price of $50.00 — the Securities are called.

Because the Securities were not previously called and the Final Fund Price is greater than or equal to the Initial Fund Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $11.00 per Security, representing a 10.00% return on the Securities.

Example 3 — The Closing Price of the Underlying Fund is not equal to or greater than the Initial Fund Price on any of the Observation Dates and the Final Fund Price of $45.00 is greater than the Trigger Price of $37.50 — the Securities are NOT called.

Because the Closing Price of the Underlying Fund on all of the Observation Dates is not equal to or greater than the Initial Fund Price, the Securities are not automatically called. Because the Final Fund Price is not less than the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity reflecting the Contingent Absolute Return, calculated as follows:

$10.00 + ($10.00 × Contingent Absolute Return) =
$10.00 + ($10.00 × 10.00%) = $11.00

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Fund Price of $20.00 is less than the Trigger Price of $37.50 — the Securities are NOT called.

Because the Securities are not called and the Final Fund Price is less than the Trigger Price, the Contingent Absolute Return feature does not apply and your initial investment will be fully exposed to any decline in the Final Fund Price as compared to the Initial Fund Price. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Underlying Fund Return) =
$10.00 + ($10.00 × -60.00%) = $4.00

If the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, you will not receive the Contingent Absolute Return, and your initial investment will be fully exposed to any negative Underlying Fund Return, resulting in a loss that is proportionate to the decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment provided at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The Underlying Funds

All disclosures contained in this free writing prospectus regarding each Underlying Fund are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, such information about any Underlying Fund contained in this free writing prospectus. You should make your own investigation into each Underlying Fund.

We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying Funds as an indication of future performance. Each of the Underlying Funds is registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act and investment companies registered under the Investment Company Act of 1940, as amended, are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying Funds with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Underlying Funds under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Market Vectors Oil Services ETF

We have derived all information contained in this free writing prospectus regarding the Market Vectors Oil Services ETF including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors ETF Trust and Van Eck Associates Corporation (“Van Eck”). The Market Vectors Oil Services ETF is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the Market Vectors Oil Services ETF. The Market Vectors Oil Services ETF is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “OIH.”

The Market Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the Market Vectors Oil Services ETF. Information provided to or filed with the SEC by the Market Vectors Oil Services ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Market Vectors ETF Trust, Van Eck and the Market Vectors Oil Services ETF, please see the prospectus dated May 1, 2012. In addition, information about the Market Vectors ETF Trust, Van Eck and the Market Vectors Oil Services ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of this free writing prospectus.

Investment Objective

The Market Vectors Oil Services ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Market Vectors US Listed Oil Services 25 Index. The Market Vectors US Listed Oil Services 25 Index (the “Oil Service Index”) is a rules based index intended to track the overall performance of 25 of the largest U.S. listed, publicly traded oil services companies. The Oil Service Index is comprised of common stocks and depositary receipts of U.S. exchange-listed companies in the oil services sector. These companies may include foreign companies that are listed on a U.S. exchange. Companies are considered to be in the oil services sector if they derive most of their revenues from oil services, which include oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the Oil Services Index.

Indexing Investment Approach

The Market Vectors Oil Services ETF, utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the Oil Service Index by investing in a portfolio of securities that generally replicate the Oil Service Index. It is possible that the Market Vectors Oil Services ETF may not fully replicate the performance of the Oil Service Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

Holdings Information

The holding information for the Market Vectors Oil Services ETF is updated on a daily basis. As of May 18, 2012, the Market Vectors Oil Services ETF had a total of 26 total constituents. The following tables summarize the Market Vectors Oil Services ETF’s top 10 holdings in individual companies as of such date.

Top 10 Holdings in Individual Companies as of May 18, 2012

Company	Percentage of Total Holdings
Schlumberger Limited	20.52%
Haliburton Company	9.57%
National Oilwell Varco, Inc.	9.32%
Baker Hughes Incorporated	6.13%
Seadrill Limited	4.97%
Transocean Ltd.	4.78%
Cameron International Corporation	4.50%
FMC Technologies, Inc.	4.38%
Weatherford International Ltd.	4.13%
Noble Corporation	3.78%

The information above was compiled from the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

The Market Vectors US Listed Oil Services 25 Index

We have derived all information contained in this free writing prospectus regarding the Oil Service Index from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors Index Solutions GmbH. The Oil Service Index was developed by Market Vectors Index Solutions GmbH and is calculated, maintained and published by Market Vectors Index Solutions GmbH. Market Vectors Index Solutions GmbH has no obligation to continue to publish, and may discontinue the publication of, the Oil Service Index. The Oil Service Index is reported by Bloomberg under the ticker symbol “OIH.”

The Market Vectors US Listed Oil Services 25 Index is a sector index that tracks the performance of the largest and most liquid US-listed companies that generate at least 50% of their revenues from oil services. The index contains only companies that meet strict size and liquidity requirements and are engaged primarily in oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the Oil Services Index. Your return on the Securities is linked to the performance of the Underlying Fund and not the direct performance of the Oil Service Index.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Market Vectors Oil Services ETF, as reported by Bloomberg. The Market Vectors Oil Services ETF’s closing price on May 21, 2012 was $36.88. The actual Initial Fund Price will be the Closing Price of the Market Vectors Oil Services ETF on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
12/21/2011*	12/31/2011	$38.82	$37.71	$38.28
1/01/2012	3/31/2012	$44.69	$38.89	$40.62
4/01/2012	5/21/2012**	$41.23	$35.48	$36.88

*
Market Vectors Oil Services ETF commenced trading on December 21, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated for the fourth calendar quarter of 2011 are for the shortened period from December 21, 2011 through December 31, 2011.

**
As of the date of this free writing prospectus available information for the second calendar quarter of 2012 includes data for the period through May 21, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of the Market Vectors Oil Services ETF from December 21, 2011 to May 21, 2012, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Trigger Price equal to 75.00% of $36.88, which was the closing price of Market Vectors Oil Services ETF on May 21, 2012. Past performance of the Underlying Fund is not indicative of the future performance of the Underlying Fund.

*** Market Vectors Oil Services ETF commenced trading on December 21, 2011. Accordingly, there is limited trading history and past performance should not be considered indicative of future results.

The Market Vectors Gold Miners ETF

We have derived all information contained in this free writing prospectus regarding the Market Vectors Gold Miners ETF including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors ETF Trust and Van Eck Associates Corporation (“Van Eck”). The Market Vectors Gold Miners ETF is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the Market Vectors Gold Miners ETF. The Market Vectors Gold Miners ETF is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “GDX.”

The Market Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the Market Vectors Gold Miners ETF. Information provided to or filed with the SEC by the Market Vectors Gold Miners ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Market Vectors ETF Trust, Van Eck and the Market Vectors Gold Miners ETF, please see the prospectus dated May 1, 2010. In addition, information about the Market Vectors ETF Trust, Van Eck and the Market Vectors Gold Miners ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of this free writing prospectus.

Investment Objective

The Market Vectors Gold Miners ETF seeks to provide investment results that replicate as closely as possible the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in mining for gold or silver. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE or the NYSE Amex or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million and that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

Indexing Investment Approach

The Market Vectors Gold Miners ETF, utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the Gold Miners Index by investing in a portfolio of securities that generally replicate the NYSE Arca Gold Miners Index. It is possible that the Market Vectors Gold Miners ETF may not fully replicate the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

Holdings Information

The holding information for the Market Vectors Gold Miners ETF is updated on a daily basis. As of May 18, 2012, the Market Vectors Gold Miners ETF had a total of 31 total constituents. The following tables summarize the Market Vectors Gold Miners ETF’s top 10 holdings in individual companies as of such date.

Top 10 Holdings in Individual Companies as of May 18, 2012

Company	Percentage of Total Holdings
Barrick Gold Corp.	18.56%
Goldcorp Inc.	14.19%
Newmont Mining Corp.	11.28%
AngloGold Ashanti Ltd.	6.59%
Cia De Minas Buenaventura Sa.	5.18%
Yamana Gold Inc.	4.74%
Gold Fields Ltd.	4.69%
Kinross Gold Corp.	4.10%
Eldorado Gold Corp.	4.10%
Silver Wheaton Corp.	3.96%

The information above was compiled from the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

The NYSE Arca Gold Miners Index

We have derived all information contained in this free writing prospectus regarding the NYSE Arca Gold Miners Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the NYSE Arca. The NYSE Arca Gold Miners Index was developed by the NYSE Amex (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is reported by Bloomberg under the ticker symbol “GDM.”

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold or silver. Your return on the Securities is linked to the performance of the Underlying Fund and not the direct performance of the NYSE Arca Gold Miners Index.

Eligibility Criteria for Index Components

The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE or the NYSE Amex or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

Index Calculation

The NYSE Arca Gold Miners Index is calculated using a modified market capitalization weighting methodology. The NYSE Arca Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the NYSE Arca Gold Miners Index:

(1)	the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2)
the component securities are split into two subgroups — large and small, which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large stocks are defined as having a NYSE Arca Gold Miners Index weight greater than or equal to 5%. Small securities are defined as having an NYSE Arca Gold Miners Index weight below 5%; and

(3)
the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 50% of the total NYSE Arca Gold Miners Index value.

The NYSE Arca Gold Miners Index is reviewed quarterly so that the NYSE Arca Gold Miners Index components continue to represent the universe of companies involved in the gold mining industry. The NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Changes to the NYSE Arca Gold Miners Index compositions and/or the component share weights in the NYSE Arca Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

At the time of the quarterly rebalance, the weights for the components stocks (taking into account expected component changes and share adjustments), are modified in accordance with the following procedures.

Diversification Rule 1: If any component security exceeds 20% of the total value of the NYSE Arca Gold Miners Index, then all stocks greater than 20% of the NYSE Arca Gold Miners Index are reduced to represent 20% of the value of the NYSE Arca Gold Miners Index. The aggregate amount by which all component securities are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50% of the index weight. The weight of each of the large stocks will be scaled down proportionately with a floor of 5% so that the aggregate weight of the large components will be reduced to represent 50% of the NYSE Arca Gold Miners Index. If any component security falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 5% and the proportion by which the stocks were scaled down, the components with weights greater than 5% will reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any component security exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 4.5% and the proportion by which the stocks were scaled down. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Index Maintenance

The NYSE Arca Gold Miners Index is reviewed quarterly to ensure that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. Components will be removed from the NYSE Arca Gold Miners Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares. In conjunction with the quarterly review, the share weights used in the calculation of the NYSE Arca Gold Miners Index are determined based upon current shares outstanding modified, if necessary, to provide greater index diversification, as described above. The index components and their share weights are determined and announced prior to taking effect. The share weight of each component security in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. The NYSE Arca may substitute stocks or change the number of stocks included in the NYSE Arca Gold Miners Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the NYSE Arca Gold Miners Index; the index divisor may be adjusted to ensure that there are no changes to the index level as a result of non-market forces.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Market Vectors Gold Miners ETF, as reported by Bloomberg. The Market Vectors Gold Miners ETF’s closing price on May 21, 2012 was $43.01. The actual Initial Fund Price will be the Closing Price of the Market Vectors Gold Miners ETF on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/01/2007	3/31/2007	$42.28	$36.67	$39.42
4/01/2007	6/30/2007	$42.74	$37.03	$37.89
7/01/2007	9/30/2007	$45.82	$34.65	$45.10
10/01/2007	12/31/2007	$52.48	$42.64	$45.85
1/01/2008	3/31/2008	$56.29	$46.42	$47.75
4/01/2008	6/30/2008	$51.40	$42.38	$48.52
7/01/2008	9/30/2008	$50.84	$27.95	$34.08
10/01/2008	12/31/2008	$33.88	$16.38	$33.88

1/01/2009	3/31/2009	$38.60	$28.20	$36.88
4/01/2009	6/30/2009	$44.55	$30.95	$37.76
7/01/2009	9/30/2009	$48.00	$35.14	$45.29
10/01/2009	12/31/2009	$54.78	$41.87	$46.21
1/01/2010	3/31/2010	$50.17	$40.22	$44.41
4/01/2010	6/30/2010	$54.07	$46.36	$51.96
7/01/2010	9/30/2010	$56.69	$47.09	$55.93
10/01/2010	12/31/2010	$63.80	$54.28	$61.47
1/01/2011	3/31/2011	$60.79	$53.12	$60.06
4/01/2011	6/30/2011	$63.95	$51.80	$54.59
7/01/2011	9/30/2011	$66.69	$53.75	$55.19
10/01/2011	12/31/2011	$63.32	$50.07	$51.43
1/01/2012	3/31/2012	$57.47	$48.75	$49.57
4/01/2012	5/21/2012*	$48.75	$39.34	$43.01

*
As of the date of this free writing prospectus available information for the second calendar quarter of 2012 includes data for the period through May 21, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of the Market Vectors Gold Miners ETF from May 21, 2007 to May 21, 2012, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Trigger Price equal to 70.00% of $43.01, which was the closing price of Market Vectors Gold Miners ETF on May 21, 2012. Past performance of the Underlying Fund is not indicative of the future performance of the Underlying Fund.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the Fund. The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The Fund trades on the NYSE Arca under the ticker symbol “EEM UP.” It is possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Fund, the fees and expenses of the Fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

Historical Information

The following table sets forth the quarterly high and low closing prices for the iShares® MSCI Emerging Markets Index Fund, as reported by Bloomberg. The iShares® MSCI Emerging Markets Index Fund’s closing price on May 21, 2012 was $38.19. The actual Initial Fund Price will be the Closing Price of the iShares® MSCI Emerging Markets Index Fund on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/01/2007	3/31/2007	$39.53	$35.03	$38.75
4/01/2007	6/30/2007	$44.74	$39.73	$43.82
7/01/2007	9/30/2007	$51.65	$39.50	$49.78
10/01/2007	12/31/2007	$55.64	$47.27	$50.10
1/01/2008	3/31/2008	$50.37	$42.17	$44.79
4/01/2008	6/30/2008	$51.70	$43.06	$45.19
7/01/2008	9/30/2008	$43.93	$31.33	$34.53
10/01/2008	12/31/2008	$30.65	$18.22	$24.97
1/01/2009	3/31/2009	$27.09	$19.94	$24.81
4/01/2009	6/30/2009	$34.64	$26.39	$32.23
7/01/2009	9/30/2009	$39.29	$30.75	$38.91
10/01/2009	12/31/2009	$42.07	$37.56	$41.50
1/01/2010	3/31/2010	$43.22	$36.83	$42.12
4/01/2010	6/30/2010	$43.98	$36.16	$37.32
7/01/2010	9/30/2010	$45.44	$37.78	$44.77
10/01/2010	12/31/2010	$48.58	$44.77	$47.62
1/01/2011	3/31/2011	$49.45	$44.63	$48.69
4/01/2011	6/30/2011	$50.21	$45.50	$47.60
7/01/2011	9/30/2011	$48.46	$34.95	$35.07
10/01/2011	12/31/2011	$42.80	$34.36	$37.94
1/01/2012	3/31/2012	$44.76	$38.23	$42.94
4/01/2012	5/21/2012*	$43.30	$37.29	$38.19

*
As of the date of this free writing prospectus available information for the second calendar quarter of 2012 includes data for the period through May 21, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of the iShares® MSCI Emerging Markets Index Fund from May 21, 2007 to May 21, 2012, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Trigger Price equal to 75.00% of $38.19, which was the closing price of iShares® MSCI Emerging Markets Index Fund on May 21, 2012. Past performance of the Underlying Fund is not indicative of the future performance of the Underlying Fund.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange (including a call), and (ii) your gain or loss on the Securities should be short-term capital gain or loss unless you have held the Securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. The IRS or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.15 per $10.00 Security. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in these offerings to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.